Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Agreement”) is made and entered into this 5th day of December, 2012 (the “Effective Date”), by and between IMPERIAL GROUP, LP, a Delaware limited partnership (the “Tenant”), having an address of 160 Kirby Road, Portland, TN 37148 and NORTH AMERICAN STAMPING GROUP, LLC, a Tennessee limited liability company (the “Purchaser”), having an address of P.O. Box 7629, 119 Kirby Drive, Portland, TN 37148.  Each of Tenant and Purchaser may be referred to individually as a “Party” and collectively as the “Parties” in this Agreement.

WITNESSETH

WHEREAS, Industrial Realty Partners, LLC (“Current Owner”) and Tenant are parties to that certain Amended and Restated Build to Suit Industrial Lease Agreement dated March 17, 2000, as amended by (a) that certain First Amendment to Amended and Restated Build to Suit Industrial Lease Agreement dated June 22, 2000, (b) that certain Second Amendment to Amended and Restated Build to Suit Industrial Lease Agreement dated August 1, 2000, (c) that certain Third Amendment to Amended and Restated Build to Suit Industrial Lease Agreement dated August 31, 2000, and (d) that certain Fourth Amendment to Amended and Restated Build to Suit Industrial Lease Agreement dated February 18, 2010, (collectively, the “Lease”), whereby Current Owner leased to Tenant certain premises (the “Premises”) as more specifically described in the Lease in and about Current Owner’s building (the “Building”) located at 160 Kirby Drive, Portland, Tennessee;

WHEREAS, Purchaser is currently negotiating a Purchase and Sale Agreement with Current Owner (the “Purchase Agreement”), pursuant to which Purchaser shall purchase and acquire Current Owner’s interest in and to the Premises and the Lease; and

WHEREAS, contingent upon the acquisition by Purchaser (or an affiliate of Purchaser) of Current Owner’s interest in and to the Premises and the Lease, the Parties have agreed to terminate the Lease, and each of the Parties have agreed to release the other from all liability and obligations arising thereunder, upon and subject to the terms, provisions and conditions set forth herein; and

NOW THEREFORE, for and in consideration of the Parties’ mutual agreement to terminate the Lease, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Purchaser hereby agree as follows:

1.                                      Termination; Conditions of Lease Termination.  Notwithstanding anything contained in the Lease to the contrary, the Lease shall terminate, and Tenant shall vacate and surrender the Premises, on the dates described in Sections 2 and 3 below, provided that Purchaser (or an affiliate of Purchaser) shall have acquired fee simple title to the Premises on or before December 31, 2012 (the “Acquisition Deadline”).  In the event that Purchaser (or an affiliate of Purchaser) has not acquired fee simple title to the Premises on or before the Acquisition Deadline, then (a) this Agreement shall be void and of no further force or effect, (b) the Lease shall continue in full force and effect as if this Agreement had never been executed, and (c) nothing contained in this Agreement shall be construed as a modification of the Lease or a waiver by the Current Owner or Tenant of any of their respective rights and remedies under the Lease.  Within three (3) business days after the date Purchaser or its affiliate acquires fee simple title to the Premises (the “Acquisition Date”), Purchaser will provide written notice to Tenant that such acquisition has occurred.

2.                                      Termination of Lease (Excluding Storage Area).  Except as set forth in Section 3 below, Tenant shall fully vacate the Building on or prior to a date selected by Tenant, which date shall be provided in written notice to Purchaser not less than ten (10) business days after Tenant’s receipt of notice of the Acquisition Date as provided in the preceding paragraph 1 (the “Primary Termination Date”), provided that in no event shall the Primary Termination Date be earlier than the Acquisition Date or later than March 31, 2013.  The Lease shall terminate on the Primary Termination Date as to all of the Premises except for the provisions of the Lease that will relate to the Storage Area during the Storage Period (as hereinafter defined) as described in Section 3 below; provided, however, that such termination shall not release Tenant or the Purchaser (as the successor-in-interest to the Current Owner) from (a) obligations accruing under the Lease prior to the Primary Termination Date, (b) obligations accruing under the Lease, as it relates to the Storage Area, as described in Section 3 below, or (c) obligations accruing under this Agreement.  Tenant’s surrender of the Building shall be in accordance with the terms of the Lease, and the Building, as so surrendered, shall be in the condition required by Section 33 of the Lease.  Without limiting the foregoing, after the Acquisition Date and prior to the Primary Termination Date, Tenant shall remove all of Tenant’s signs from the Premises.  Without limiting the foregoing, prior to the Primary Termination Date, Tenant shall make the Building repairs specified on Exhibit A attached hereto.  The repairs listed in Exhibit A shall be the only items of repair and/or reconditioning that are the responsibility of Tenant.  For the avoidance of doubt, Tenant shall not be required to remove or add any walls in the office area of the Premises.  Further, Purchaser acknowledges and agrees that the work required to fill in the press pits (as provided on Exhibit A) may not be completed as of the Primary Termination Date.  Provided that such press pits are filled in within ten (10) business days of the Primary Termination Date, no penalty or additional rent shall be due from Tenant.  Further, Purchaser agrees to allow the concrete used to fill in the press pits adequate time to cure (harden) prior to subjecting them to use.

3.                                      Termination of Lease — Storage Area.  Notwithstanding the provisions of Section 2 above, at its option, Tenant may continue to occupy that portion of the Building as is depicted and labeled as the “Storage Area” on Exhibit B attached hereto or such lesser portion of such area as Tenant may desire, for an additional period to expire on the last day of a month as selected by Tenant but not earlier than the Primary Termination Date or later than September 30, 2013 (the “Storage Area Termination Date”).  Commencing the day after the Primary Termination Date and continuing through the Storage Area Termination Date (the “Storage Period”), the following provisions shall apply:

(a)                                 Tenant’s obligation to pay “Base Rent” and “Additional Rent” under the Lease shall be modified to equal a flat five dollars ($5.00) per square foot of the Storage Area (“Modified Rent”), which Modified Rent shall be payable on a monthly basis on or before the first day of each month.  For avoidance of doubt, notwithstanding anything in the Lease to the contrary, Tenant shall not be obligated to pay any other fee to Purchaser for the use of the Storage Area, including, without limitation, real estate taxes, insurance premiums for any casualty insurance maintained by Landlord, lawn maintenance fees, janitorial service expenses, utilities and any other items listed as “Additional Rent” under the Lease; provided, however, that Tenant shall be responsible for the payment of all costs required for Tenant to maintain the liability insurance coverage required by Section 9 of the Lease and the casualty insurance coverage required by Section 16 of the Lease.

(b)                                 Tenant’s use of this Storage Area shall be limited to the storage of Tenant’s personal property.  Tenant and persons authorized by Tenant may enter the Premises at all reasonable times during normal business hours to access the Storage Area and move Tenant’s personal property in and from the Storage Area.

(c)                                  Except as expressly set forth in subsections 3(a) or 3(d) hereof, Purchaser shall assume all costs and expenses associated with the Premises after the Primary Termination Date and shall take commercially reasonable steps to ensure the physical integrity and security of the stored equipment (e.g., climate control to prevent freezing, locked doors to deter theft).

(d)                                 The only provisions of the Lease that will be in effect to govern Tenant’s use of the Storage Area during the Storage Period shall be Sections 9 (the 1st three paragraphs of Section 9 only), 14, 15, 16, 17, 20, 21, 22, 23, 24, 25, 26, 31, 32, 33, 34, 39 and 40 of the Lease.  The Parties shall comply with their respective obligations under each of such provisions, but only as each such provision relates to the leased Storage Area.  All such provisions shall terminate on the Storage Area Termination Date; provided, however, that such termination shall not release Tenant or the Purchaser (as successor-in-interest to the Current Owner) from obligations accruing under the applicable provisions of the Lease with respect to the Storage Area prior to the Storage Area Termination Date or obligations accruing under this Agreement.

(e)                                  Tenant’s surrender of the Storage Area shall be in accordance with the terms of the Lease, and the Building, as so surrendered, shall be in the condition required by Section 33 of the Lease.

4.                                      Lease Termination Payment.  Subject to the acquisition by Purchaser (or its affiliate) of fee simple title to the Premises, on or prior to the later of (a) the date that is ten (10) days after the Acquisition Date, or (b) January 15, 2013, Tenant agrees to pay to Purchaser the sum of Four Hundred Thousand Dollars ($400,000.00) (the “Termination Payment”) as consideration for Purchaser’s agreement (as the successor-in-interest to the Current Owner) to terminate the Lease on the terms described in this Agreement.  In the event the Termination Payment is paid prior to the termination of the Lease (except as to the Storage Area) pursuant to Section 2 above and then the termination of this Lease (except as to the Storage Area) pursuant to Section 2 does not occur for any reason, then Purchaser agrees to refund the Termination Payment to Tenant in full within five (5) business days of a written demand by Tenant to Purchaser.

5.                                      Rent.  Tenant shall continue to pay all rent, additional rent and other sums due under the Lease (collectively, the “Rent”) in the amount(s) set forth in the Lease through the Primary Termination Date.  To the extent any payments of Rent that are due under the Lease, regardless of whether the same are due before or after the Primary Termination Date, are properly allocable in part to a period occurring on or before the Primary Termination Date and in part to a period after the Primary Termination Date, then Tenant and Purchaser shall prorate the same in a fair and equitable manner such that Tenant is responsible only for the portion thereof that is properly allocable to the period ending on the Primary Termination Date.  By way of example, if the Primary Termination Date is February 28, 2013, Tenant shall be responsible for a prorated portion of 2013 real estate taxes due under Section 8 of the Lease, such prorated portion being equal to 59/365th of 2013 real estate taxes.  Tenant and Purchaser shall use good faith efforts to calculate such prorations on or before the end of the Storage Period.  Any amounts not known to the parties prior to the end of the Storage Period shall be estimated and paid based upon such estimates, but shall be later adjusted and settled within thirty (30) days after the actual amounts are known.  From and after the Primary Termination Date and continuing through the Storage Area Termination Date, Tenant shall pay Modified Rent as specified in Section 3 of this Agreement.

6.                                      Tenant Representations and Warranties; Indemnity. Tenant hereby represents and warrants (as of the date of this Agreement) to Purchaser and Current Owner as follows:

(a)                                 Tenant is the owner and holder of Tenant’s interest in the Lease, free and clear of all liens and encumbrances, except that Tenant’s personal property, including Tenant’s general intangibles (“Tenant’s Personal Property”), is subject to certain general security interests and liens (the “Existing Security Interests”) securing debt obligations of Tenant (and affiliates of Tenant) (the “Tenant Debt”), which Existing Security Interests (to the extent they relate to Tenant’s interest in the Lease) will be released upon termination of the Lease.  No consent or approval by the lender(s) under the Tenant Debt is required in order for Tenant to enter into this Agreement.

(b)                                 There are no judgments, decrees or awards in existence affecting Tenant’s interest in the Lease and there are no actions, suits or proceedings pending or, to the knowledge of Tenant, threatened against or affecting Tenant’s interest in the Lease;

(c)                                  Tenant has not voluntarily, by operation of law or otherwise: (i) previously assigned the Lease or any of the interest of the “Tenant” therein; (ii) previously sublet the Premises or any part thereof; (iii) hypothecated, mortgaged or granted any security interest in the leasehold estate created under the Lease, except that Tenant’s Personal Property is subject to the Existing Security Interests, which (to the extent they relate to Tenant’s interest in the Lease) will be released upon termination of the Lease; (iv) created any lien or encumbrance upon the leasehold estate created under the Lease, except that Tenant’s Personal Property is subject to the Existing Security Interests, which (to the extent they relate to Tenant’s interest in the Lease) will be released upon termination of the Lease; or (v) divested itself of the leasehold estate created under the Lease;

(d)                                 The Lease is in full force and effect and has not been previously amended, except as noted in the Recitals to this Agreement;

(e)                                  The Lease and the documents or agreements attached to or referenced in the Lease are the sole documents evidencing the agreements between Current Owner and Tenant relating to the leasing of the Premises and there are no other documents, agreement or understandings between Current Owner and Tenant, whether written or oral, relating to the leasing of the Premises;

(f)                                   Except for any non-conformances that do not or would not, individually or in the aggregate, constitute a material breach of the Lease, Tenant has performed all of the obligations of the “Tenant” under the Lease, and, to Tenant’s knowledge, there are no events or conditions which, with the giving of notice or the elapse of any cure period, or both, required under the Lease would constitute a breach or default by Tenant under the Lease;

(g)                                  Tenant is not aware of any existing breaches or defaults of Current Owner under the Lease or any claims, rights of set off, actions, causes of action or demands against Current Owner arising out of, related to or connected with the Lease or the Premises; and

(h)                                 Tenant has full power and authority to enter into this Agreement; the execution, delivery and performance of this Agreement by Tenant have been duly and validly authorized by all necessary action on the part of Tenant and all required consents and approvals have been duly obtained; and the person or persons executing this Agreement on behalf of Tenant are authorized to do so.

Tenant agrees to indemnify and hold harmless Purchaser from any and all loss, cost, expense, damage or other liability (including reasonable attorneys’ fees whether incurred in any administrative or bankruptcy proceeding, on appeal or otherwise) that may result from a claim that may be made by reason of the fact that the aforesaid representations and warranties are not true in all material respects.  The provisions of this Section 6 shall survive for a period of six months following the termination of the Lease.

7.                                      Purchaser Representations and Warranties; Indemnity. Purchaser hereby represents and warrants (as of the date of this Agreement) to Tenant as follows:

(a)                                 Purchaser is not aware of any claims, rights of set off, actions, causes of action or demands by Current Owner against Tenant arising out of, related to or connected with the Lease or the Premises;

(b)                                 Purchaser has full power and authority to enter into this Agreement; the execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by all necessary action on the part of Purchaser and all required consents and approvals have been duly obtained; and the person or persons executing this Agreement on behalf of Purchaser are authorized to do so.

Purchaser agrees to indemnify and hold harmless Tenant from any and all loss, cost, expense, damage or other liability (including reasonable attorneys’ fees whether incurred in any administrative or bankruptcy proceeding, on appeal or otherwise) that may result from a claim that may be made by reason of the fact that the aforesaid representations and warranties are not true in all material respects.  The provisions of this Section 7 shall survive for a period of six months following the termination of the Lease.

8.                                      Mutual Discharge and Release.  Subject to Purchaser’s acquisition of fee simple title to the Premises and provided each Party complies with its obligations under this Agreement, (x) Purchaser and Tenant each discharge the other from all duties, obligations and liabilities of each to the other under the Lease, effective on and as of the Primary Termination Date (or with respect to the Storage Area, as of the Storage Area Termination Date), and (y) Purchaser and Tenant, for themselves and their respective legal representatives, successors and assigns, each release the other and their respective officers, partners, agents and employees from all terms, provisions, conditions, obligations, liabilities, claims, demands, and causes of action that each had, has, or may have against the other and/or against the officers, members, agents or employees of the other arising under or relating to the Lease or to the Premises, effective on and as of the Primary Termination Date (or with respect to the Storage Area, as of the Storage Area Termination Date); provided, however, that the foregoing provisions shall not be effective to release either Party from (i) any obligations under the Lease accruing prior to the Primary Termination Date (or with respect to the Storage Area, prior to the Storage Space Termination Date), (ii) any indemnification obligations under the Lease with respect to matters or events occurring prior to the Primary Termination Date (or with respect to the Storage Area, prior to the Storage Space Termination Date), and (iii) any of either Party’s obligations under this Agreement.

9.                                      Holdover.  If Tenant fails to vacate and surrender the Premises on the termination date(s) set forth in Sections 2 and 3 above in accordance with this Agreement, Tenant shall be in default of the Lease, and Purchaser shall be entitled to all remedies available at law or in equity together with all remedies set forth in the Lease, including but not limited to the right to seek specific performance of Tenant’s obligations under this Agreement.

10.                               Purchaser’s Right of Entry; Signage.

(a)                                 Upon the Effective Date, Purchaser and persons authorized by Purchaser may enter the Premises at all reasonable times during normal business hours, upon reasonable prior notice, for the purpose of performing Purchaser’s inspections under the Purchase Agreement provided that such entry does not unreasonably interfere with Tenant’s business operations.

(b)                                 From and after the Primary Termination Date, Purchaser shall be entitled to install its own signage on the Building.

11.                               Severability of Provisions.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  It is the intention of the Parties that if any such provision is determined to be invalid, illegal or unenforceable, there shall be added in lieu thereof a provision as similar in terms to such provision as is possible so as to be valid, legal and enforceable.

12.                               Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of Tenant and Purchaser, and their respective heirs, legal representatives, successors and assigns.

13.                               Termination of Guaranty.  The Guaranty of Lease (“Guaranty”) executed by Accuride Corporation (as successor to Transportation Technologies Industries, Inc. pursuant to the Fourth Amendment) (“Guarantor”) shall terminate as of the Storage Area Termination Date, except that such Guaranty shall continue to be effective with respect to all obligations accruing thereunder (or hereunder) prior to the Storage Area Termination Date.  Guarantor joins in the execution of this Agreement for the purpose of agreeing that its obligations under the Guaranty shall include a full guarantee of the payment and performance of all obligations of Tenant under this Agreement.

14.                               Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

15.                               Right of First Refusal; Purchase Option.  Tenant hereby waives (a) its right to be notified of Current Owner’s intent to offer the Premises for sale to Purchaser (or an affiliate of Purchaser) under Sections 36 and 37 of the Lease, (b) the resulting purchase option under Section 36 of the Lease, and (c) its right of first refusal under Section 37 of the Lease, all solely with respect to Purchaser’s contemplated purchase of the Premises pursuant to the Purchase Agreement.  In addition, from and after the date hereof, Tenant waives its right to exercise the purchase option set forth in Section 42 of the Lease.  Notwithstanding anything to the contrary in this Section 15, however, the Section 36 purchase option, Section 37 right of first refusal and Section 42 option to purchase shall each be reinstated if Purchaser fails to acquire fee simple title to the Premises on or before the Acquisition Deadline or if the Lease is not terminated as contemplated by this Agreement for any reason.  Current Owner joins this Agreement solely for the purposes of receiving the benefits of this paragraph and confirming the reinstatement of Sections 36, 37 and 42 in the event Purchaser fails to acquire fee simple title to the Premises on or before the Acquisition Deadline.  Except as set forth in this Section, nothing in this Agreement shall be deemed to modify the Lease in any way so long as the Current Owner remains the owner of the Premises.  This Agreement shall not be construed as fulfilling Tenant’s obligation under the Lease to deliver estoppel certificates requested by Current Owner pursuant to section 29 of the Lease or otherwise.  From the date that Purchaser acquires fee simple title to the Premises and thereafter, Purchaser shall be substituted for Current Owner as Landlord under the Lease and assume all obligations and liabilities of Current Owner to Tenant with respect thereto, and Current Owner shall have no further responsibility or liability thereunder.

16.                               Amendment and Waiver.  No provision of this Agreement may be amended, modified, supplemented, changed, waived, discharged, or terminated, except by an instrument in writing executed by the Party against whom enforcement of the amendment, modification, supplement, change, waiver, discharge or termination is sought.

17.                               Notices.  For purposes hereof, all notices to be provided under this Agreement shall be in writing and shall be sent to the addresses set forth in the first paragraph of this Agreement.

18.                               Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and this Agreement supersedes all previous negotiations, discussions, and agreements between the Parties with respect to the subject matter hereof, and no parol evidence of any prior or other agreement shall be permitted to contradict or vary the terms hereof.

19.                               Headings/Definitions.  Paragraph or other headings contained in this Agreement are for convenience of reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.  Unless otherwise herein to the contrary expressly provided, all terms used herein shall be deemed to have those meanings assigned thereto in the Lease.

20.                               Time of Essence.  Time is of the essence in this Agreement and each provision of this Agreement.

21.                               Counterparts; Electronic Mail and Facsimile Copies.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but all of which will constitute one and the same document.  A counterpart executed by a Party and transmitted to another Party by facsimile or electronic mail shall have the same effect as the delivery of the original counterpart.

22.                               Further Assurances.  By the execution hereof, each Party agrees to take all actions and execute all documents reasonably required by the other Party to effectuate the termination of the Lease contemplated by this Agreement.  The terms of this Section 22 shall survive the termination of the Lease.

(Signatures on following page)

IN WITNESS WHEREOF, Tenant and Purchaser have executed this Agreement on the date first above written.

TENANT:

Imperial Group, LP

/s/ Gregory A. Risch
Gregory A. Risch
Vice President — Imperial Group Holding Corp. -1
General Partner of Imperial Group, L.P.

PURCHASER:

North American Stamping Group, LLC

/s/ Michael Haughey
Michael Haughey
President

Guarantor Acknowledgement & Consent

Guarantor hereby consents to the Agreement and agrees to the provisions of Section 13 hereof.

ACCURIDE CORPORATION

/s/ Gregory A. Risch
Gregory A. Risch
Vice President / Chief Financial Officer

JOINDER

Industrial Realty Partners, LLC, a Tennessee limited liability company, joins this Agreement solely for the purposes of Section 15 hereof.

Industrial Realty Partners, LLC

/s/ Joe A. Hicks
Joe A. Hicks
Chief Manager

EXHIBIT A

[Required Repairs]

•                  Plant press and compressor pits to be free of liquids (pictures attached).

•                  Seven (7) Press pits (but not compressor pits) to be filled and capped (Purchaser to allow time for concrete to properly cure before use) (see attached diagram)

•                  Exterior wall (north) between East wall and shipping docks have been pushed out from inside. Wall will be reset and siding / insulation repaired or replaced at Tenant’s option.

•                  Damage to West wall metal and insulation in 3 identified places needs to be repaired or replaced at Tenant’s option.

•                  All damaged insulation identified in the attached pictures, whether wall damage or leak damage to be repaired or replaced at Tenant’s option.

•                  4 Roof leaks identified as of signing of Termination Agreement to be repaired and the associated damaged insulation to be repaired or replaced at Tenant’s option (pictures and diagram attached).

•                  Damaged roll up doors identified in the attached pictures to be repaired.

•                  Damaged trailer seals identified in the attached pictures to be repaired or replaced at Tenant option (Shipping Docks 1, 2 and 3 and Receiving Docks 1 and 2).

•                  Building floor to be left in a broom clean condition, cobwebs to be removed from the walls and ceiling.

•                  Wires from disconnected equipment to be removed.

•                  20-ton crane to be removed (see diagram)

A-1

EXHIBIT B

Drawing of Storage Area

2